The following exhibit is the form of Loan Agreement and form of Promissory Note used by TRANSAKT Corp. to raise $340,500 from eight (8) different individuals, at varying dollar amounts. Other than the dollar amounts and names of the lender, each executed Loan Agreement and Promissory Note are identical.

LOAN AGREEMENT

BETWEEN:

_____________________________________ (the "Lender")

AND:

Wildcard Wireless Solutions Inc., a body corporate
incorporated pursuant to the laws of the Province of Alberta, Canada (the "Borrower")

WHEREAS the Borrower is seeking to raise an aggregate of Three Hundred and Fifty Thousand ($350,000.00) United States Dollars through loans from various lenders under the terms and conditions contained herein.

WHEREAS the Borrower has requested and the Lender has agreed to loan to the Borrower the sum of __________________________ ($____________) Dollars in accordance with the terms hereof;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

1. Loan: The Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender the sum of ____________________________ ($__________) of lawful money of the United States of America (the "Principal Sum").

2. Repayment: The Borrower agrees to repay to the Lender at its head office in the City of _______________ or at any other place the Lender may direct, the Principal Sum as follows:

    The Principal Sum, plus interest and bonus, shall be repaid, as follows:

        The Parties acknowledge and understand that the Principal Sum is being advanced to the Borrower to permit the Borrower to have manufactured one thousand (1,000) TransAKT 1 units, being the product sold by the Borrower (hereinafter referred to herein as the "Inventory").

        The Borrower agrees that for each TransAKT 1 unit sold by the Borrower out of the 1,000 units manufactured as a direct result of this Loan Agreement, the Lender's pro-rata share of Three Hundred and Fifty ($350.00) Dollars (U.S.) shall be paid to the Lender, plus the Lender's pro-rata share of an additional Fifty ($50.00) Dollar (U.S.) bonus per unit shall be paid to the Lender (the "Unit Bonus"), thus entitling the Lender to a total pro-rata share per unit calculated using the following formula:

Total pro rata share per unit sold =	Principal Sum * US$400.00 US$350,000

        In the event that the Lender has not been repaid the Principal Sum plus the Lender's Total Unit Bonus of ($XXXXXX), within six months from the day the Principal Sum is advanced to the Borrower, then the Borrower shall pay interest, on any Principal Sum at the rate of Ten (10%) Percent, compounded annually, until payment of the Principal Sum, and the Lender's Total Unit Bonus plus any outstanding interest has been paid in full. The Lender's Total Unit Bonus shall be calculated as follows:

Lender's Total Unit Bonus =	Principal Sum * US$50,000 US$350,000

3. Events of Default: On the happening of any of the following events of default the

Lender may, at its option, require the unpaid balance of the Principal Sum together with any Aggregate Bonus, or interest accrued to become immediately due and payable:

    In the event that the Borrower fails to make any of the payments in the amounts and at the times specified in this agreement;

    In the event that the Borrower should breach any agreement entered into between the Lender and the Borrower;

    In the event that the Borrower should become bankrupt or insolvent or should the Borrower be subject to the provisions of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, or any other Act for the benefit of creditors or should the Borrower go into liquidation either voluntarily or under order of a Court of competent jurisdiction or make a general assignment for the benefit of its creditors or otherwise acknowledge its insolvency; or

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    In the event that the Borrower should suspend or fail to carry on and continuously conduct its business.

4. Security: Contemporaneous with the execution of this Agreement, the Borrower shall also execute:

    a Promissory Note, in favour of the Lender, in the from attached as Schedule "A" hereto; and

    in the event the Borrower fails to repay the Principal Sum and the Lender's Total Unit Bonus within 12 months following the date the Principal Sum is advanced by the Lender, the Borrower shall, subject to regulatory approval, execute the conversion option in the form set forth in Schedule "B".

5. Gender and Number: Words imploring the singular include the plural and vice versa; and words imploring gender include all genders.

6. Entire Agreement: This Agreement, including the schedules hereto, together with the Agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties and there are no representation, warranties or other agreement between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7. Headings: The article and section headings contained herein are included solely for convenience and are not intended to full or accurate descriptions of the content thereof and shall not be considered part of this Agreement.

8. Schedules: Any schedules annexed hereto form an integral part hereof.

9. Applicable Law: This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The parties hereby irrevocably attorn to the jurisdiction of the court of the Province of Alberta for the determination of all matters arising hereunder and agree that any litigation relative hereto shall be commenced and heard by the Alberta Courts at Calgary, Alberta.

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10. Currency: Unless otherwise indicated, all dollar amounts referred to in this

Agreement, are in United States funds.

11. Expenses: Each party will be responsible for their own costs and expenses

(including without limitation the fees and disbursements of legal counsel) in connection with this Agreement and the transactions contemplated hereby.

12. Time: Time shall be of the essence hereof.

13. Notices: All notices and other communications required or permitted pursuant to or in relation to this Agreement shall be in writing and shall be:

(a) Personally served upon the addressee (if an individual) or an officer or director of the addressee (if a body corporate), in which case such notice or other communication shall be conclusively deemed to have been given to the addressee at the time of such service; or

(b) Sent by postage prepaid first class mail addressed to the addressee at the following respective addresses:

(i)To the Lender:

Facsimile:

Attention:

(ii)To the Borrower:

Wildcard Wireless Solutions Inc.
202, 1212 - 31st Avenue N.E.
Calgary, Alberta
T2E 7S8
Facsimile: (403) 266-5732
Attention : Ted Pomerleau

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with a copy to:

Scott Hall LLP
203, 200 Barclay Parade, S.W.
Calgary, Alberta T2P 4R5
Facsimile: (403) 265-4632
Attention: Dan Horner

in which case such notice or other communication shall conclusively be deemed to have been given to the addressee upon the expiration of the 5th day (excluding Saturdays, Sundays and statutory holidays), free from interruption in the postal service, from the date of mailing. If the postal service is interrupted due to a strike, lockout or other cause, whether at the time of such mailing or during the said period of 5 days, service of such notice or other communication shall not be effective unless given in accordance with the provisions of paragraph (a). Any party may by notice in writing to the other parties change its address for service.

14. Assignment: Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party hereto. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, personal representatives, administrators, successors (including any successor by reason of amalgamation or wind-up of any party) and permitted assigns.

15. Further Assurances: The parties hereto shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before or after the Closing.

IN WITNESS WHEREOF the parties have hereunto duly executed this Agreement this 5th day of December, 2002

The Lender:

Per: ___________________________________

WILDCARD WIRELESS SOLUTIONS INC.

Per: /s/ Daniel Pomerleau

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SCHEDULE A

PROMISSORY NOTE

Principal Amount: $_______________________________ U.S.

For value received, WILDCARD WIRELESS SOLUTIONS INC. hereby promises to pay to ____________________________., the sum of ____________________________________ ($____________) U.S., plus interest and bonus as set forth and earned pursuant to a Loan Agreement dated December 5, 2002, to be delivered to the Lender at __________________, not later than December 4, 2003.

The undersigned hereby waives notice of dishonour and presentment.

Dated at Calgary, Alberta this 5th day of December, 2002.

SIGNED, SEALED AND DELIVERED

by WILDCARD WIRELESS SOLUTIONS INC

/s/ Daniel Pomerleau
Per:

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SCHEDULE "B"

CONVERSION OPTION

In the event that any portion of the Principal Sum and Lender's Total Unit Bonus remains outstanding on the date twelve months following the initial advancement by the Lender of the Principal Sum, the outstanding amount, may, subject to regulatory approval, be converted by the Lender into common voting shares in the capital of the Borrower, at anytime prior to May 31, 2004 (the "Election Date"), upon the Lender providing written notice of such election, such notice to be received by the Borrower on or before the Election Date. The outstanding Principal Sum and Aggregate Bonus, as at the date of notice of election of conversion, shall be convertible at a price equal to the thirty (30)-day average closing price per share of the common shares of the Borrower traded on the TSX Venture Exchange for the thirty (30) consecutive trading days immediately preceding the date of notice of election.

Dated this ___ day of _____________, 2003.

WILDCARD WIRELESS SOLUTIONS INC.

/s/ Daniel Pomerleau
Per:

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